UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC  20549

FORM 8-K

CURRENT REPORT
Pursuant To Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): September 17, 2012

SYNUTRA INTERNATIONAL, INC.
(Exact Name of Registrant as Specified in Charter)

Delaware	001-33397	13-4306188
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2275 Research Blvd., Suite 500, Rockville, MD		20850
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: (301) 840-3888

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events

On September 17, 2012, Shengyuan Nutritional Food Co., Ltd (“Shengyuan”) and Synutra France International (“Synutra France”), two subsidiaries of Synutra International, Inc. (“Synutra”), entered into a set of agreements with Sodiaal Union, a French agricultural cooperative company (“Sodiaal”), and Euroserum SAS, a French subsidiary of Sodiaal (“Euroserum”), relating to a long-term industrial and commercial partnership between Synutra and Sodiaal in France.

Partnership Agreement

Shengyuan and Synutra France entered into a partnership framework agreement (the “Partnership Agreement”) with Sodiaal pursuant to which Synutra France undertakes to build a new drying facility in Carhaix, France (Brittany region), intended to manufacture powdered milk and fat-enriched demineralized whey for the needs of Synutra and its subsidiaries (the “Site”). The Site will be capable of producing at least 60,000 tons of powder per year and is expected to cost €90 million to build. The Partnership Agreement is subject to the condition precedent of Shengyuan obtaining the approvals of the government of the People’s Republic of China, granted by (i) the National Development and Reform Commission, (ii) the Ministry of Commerce and (iii) the State Administration of Foreign Exchange (SAFE) to build the Site. Such approvals shall be obtained by Shengyuan within six months of the execution of the Partnership Agreement, failing which, the agreement shall be deemed terminated.

Pursuant to the Partnership Agreement, the operational commissioning of the Site will take place no later than January 2, 2015. In the event of a delay beyond January 2, 2015 and save for limited exceptions, Shengyuan undertakes to compensate, according to the circumstance, Sodiaal or Euroserum for the loss incurred as a result of such delay. The loss incurred by Sodiaal or Euroserum in case of a delay of the operational commissioning of the Site beyond January 2, 2015 shall amount to the loss of profits actually suffered, as the case may be, by these two companies under the Milk Supply Agreement (as defined below) or the Whey Supply Agreement (as defined below). The Partnership Agreement shall remain in effect until the expiration of the last of the ancillary agreements entered into on the same day, or until the lapse of this Partnership Agreement if the condition precedent of the approval granted by (i) the National Development and Reform Commission, (ii) the Ministry of Commerce or (iii) the State Administration of Foreign Exchange (SAFE) has not been satisfied.

Milk Supply Agreement

Shengyuan and Synutra France also entered into a milk supply agreement (the “Milk Supply Agreement”) with Sodiaal pursuant to which Sodiaal commits to sell, on an annual basis, 288 million liters of milk to Synutra France, who commits to its purchase, so as to provide supplies to the Site. The Milk Supply Agreement shall take effect as of the operational start-up of the Site, i.e., on or before January 2, 2015, and until December 31, 2024. The milk delivered by Sodiaal to Synutra France must comply in every respect with the regulations in effect on the date in question.

Each party guarantees to the other the proper discharge of all of its obligations under the terms of the Milk Supply Agreement. Shengyuan shall also guarantee that Synutra France will complete all of its obligations and commitments under this Milk Supply Agreement.

Whenever a new European Union Common Agricultural Policy is introduced that may substantially alter the economic balance of the Milk Supply Areement, and in any case, the parties agree to meet once every three years to evaluate any modifications to the Milk Supply Agreement that may be necessary so as to ensure economic balance for its duration.

Whey Supply Agreement

Shengyuan and Synutra France also entered into a whey supply agreement (the “Whey Supply Agreement”) with Euroserum and Sodiaal pursuant to which Euroserum commits to sell, on an annual basis, an amount of whey equivalent to 24,000 tons of 70% demineralized pre-concentrated dry whey extract to Synutra France, who commits to its purchase, so as to provide supplies to the Site and for the own needs of the Synutra group’s infant milk manufacturing facilities. The Whey Supply Agreement shall take effect as of the operational start-up of the Site, i.e., on or before January 2, 2015, and until December 31, 2024. The Whey delivered by Euroserum to Synutra France must comply in every respect with the regulations in effect on the date in question.

Each Party guarantees to the other the proper discharge of all of its obligations under the terms of the agreement. Shengyuan shall also guarantee that Synutra France will complete all of its obligations and commitments under the Whey Supply Agreement. Sodiaal shall be guarantor, insofar as it directly or indirectly holds more than 50% of Euroserum's capital, of the proper discharge by Euroserum of its obligations to supply whey under the Whey Supply Agreement.

Other agreements

In addition to the Partnership Agreement, Milk Supply Agreement and Whey Supply Agreement, Shengyuan and Synutra France also entered into (i) a technical assistance agreement with Euroserum, whereby Euroserum will provide technical assistance to Synutra France to build the Site and (ii) a whey powder supply agreement with Euroserum, whereby Euroserum will supply Shengyuan with demineralized whey powder until at least year-end 2024 for an annual quantity of 6,000 tons of 70% demineralized whey powder to be delivered directly to China or alternatively, at Euroserum’s discretionary option, supply Synutra France at the Site with an equivalent quantity of liquid whey (measured in dried whey extract) over the same period or any mix of the two obligations.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

SYNUTRA INTERNATIONAL, INC.(Registrant)

Date:	September 21, 2012	By:	/s/ Weiguo Zhang
			Name:	Weiguo Zhang
			Title:	Interim Chief Financial Officer and President